Exhibit 99.2

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 222-9013 ext. 238	(412) 562-1186

CHECKERS DRIVE-IN RESTAURANTS, INC. APPOINTS NEW CFO

TAMPA, FL – December 22, 2003 – Checkers Drive-In Restaurants, Inc., (NASDAQ: CHKR), the nation’s largest double drive-thru chain, today announced the appointment of Pat Plumley to the position of Senior Vice President, Chief Financial Officer and Treasurer.

Mr. Plumley, who will begin officially on December 29, 2003, most recently served as the Senior Vice President and Chief Financial Officer of Fresh Brands, Inc. (NASDAQ: FRSH), a $620 million regional supermarket chain, operating both corporate owned and franchised retail grocery stores in the Midwest. Mr. Plumley was responsible for the Company’s financial functions and public reporting requirements as well as all dealings with the institutional capital markets. He also led the installation of various technology platforms to create efficiencies and reduce operating costs.

Prior to Fresh Brands, Mr. Plumley was the Senior Vice President and Chief Financial Officer of Eagle Food Centers, Inc., a regional supermarket chain with sales of approximately $600 million. In this role, he was responsible for all finance functions, information technology, public reporting and investor relations. Mr. Plumley also held a variety of management and financial positions at American Stores, one of the largest grocery and drugstore chains in the United States with over 1,550 stores.

“The hiring of Pat, along with other recently announced additions to our senior management, has significantly strengthened the Checkers’ team,” stated Keith E. Sirois, President and Chief Executive Officer. “Pat brings extensive depth and talent to our organization and his strategic and financial experience with both franchised and corporate owned stores will be invaluable as Checkers embarks on its future growth initiatives. We look forward to benefiting from his formidable skill-set.”

Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops produces, owns, operates and franchises quick service “double drive- thru” restaurants.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

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